Exhibit 99.1

Quality Distribution, LLC and QD Capital Corporation Announce

Redemption of $9.97 Million of 11.75% Senior Subordinated PIK Notes due 2013

Tampa, FL – December 21, 2010

Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) announced today that its wholly owned subsidiaries, Quality Distribution, LLC (“QD LLC”) and QD Capital Corporation (“QD Capital” and, together with QD LLC, the “Issuers”) intend to redeem a portion of their 11.75% Senior Subordinated PIK Notes due 2013 (the “2013 PIK Notes”). The Issuers have issued a notice of redemption pursuant to the indenture for the 2013 PIK Notes stating that they intend to redeem $9,965,000 aggregate principal amount of such 2013 PIK Notes on January 20, 2011 (the “Redemption Date”). The redemption price for the 2013 PIK Notes will be equal to 100% of the principal amount of the 2013 PIK Notes plus accrued and unpaid interest thereon to the Redemption Date.

Additionally, Quality recently acquired or agreed to acquire $2,535,000 of its 2013 PIK Notes through open market purchases.

“With the execution of our November 2010 refinancing transaction we gained significant flexibility to utilize our free cash flow and revolver capacity to reduce higher cost debt,” commented Joe Troy, Executive Vice President and Chief Financial Officer. “Given our strong liquidity position, it was an opportune time to reduce our cost of capital and improve our debt profile.”

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This press release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Contact:	Joseph Troy Executive Vice President and Chief Financial Officer 800-282-2031 ext. 7195

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality Carriers’ network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to affiliate; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.